EXHIBIT 12

                 CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Millions)

                       THREE MONTHS
                          ENDED                         YEAR ENDED DECEMBER 31,
                         MARCH 31,  -------------------------------------------
                           1994        1993  1992(1)     1991     1990     1989
                       -----------  -------  -------  -------  -------  -------
Net Income before
 Cumulative Effect of
  Changes in Accounting
   Principles                $ 388   $1,265   $2,210   $1,293   $2,157   $  251

Income Tax Expense             329    1,389    1,508    1,302    2,387    1,322

Distributions (Less Than)
 Greater Than Equity
  in Earnings of Less
   Than 50% Owned
    Affiliates                  (4)       6       (9)     (20)      (6)      (9)

Minority Interest                -       (2)       2        2        6        3

Previously Capitalized
 Interest Charged to
  Earnings During Period         7       20       18       17       15       15

Interest and Debt Expense       93      390      490      585      707      718

Interest Portion of
 Rentals(2)                     36      169      152      153      163      118
                           -------  -------  -------  -------  -------  -------
EARNINGS BEFORE PROVISION
 FOR TAXES AND
  FIXED CHARGES              $ 849   $3,237   $4,371   $3,332   $5,429   $2,418
                           =======  =======  =======  =======  =======  =======

Interest and Debt Expense    $  93   $  390   $  490   $  585   $  707   $  718

Interest Portion of
 Rentals(2)                     36      169      152      153      163      118

Capitalized Interest            17       60       46       30       24       42
                           -------  -------  -------  -------  -------  -------
  TOTAL FIXED CHARGES        $ 146   $  619   $  688   $  768   $  894   $  878
                           =======  =======  =======  =======  =======  =======

- - -------------------------------------------------------------------------------
RATIO OF EARNINGS
 TO FIXED CHARGES             5.82     5.23     6.35     4.34     6.07     2.75
- - -------------------------------------------------------------------------------
(1) The information for 1992 and subsequent periods reflects the company's adoption of the Financial Accounting Standards Board Statements  No. 106,
    "Employers' Accounting for Postretirement Benefits Other than Pensions"
    and No. 109, "Accounting for Income Taxes," effective  January 1, 1992.

(2) Calculated as one-third of rentals.